                                                                    EXHIBIT 99.1


COMPANY CONTACT:
Andrew Wiseman, Ph.D.
Sr. Director of Business Development
La Jolla Pharmaceutical Company
858-646-6615
andrew.wiseman@ljpc.com


                    LA JOLLA PHARMACEUTICAL COMPANY ANNOUNCES
                         $51.6 MILLION PRIVATE PLACEMENT

SAN DIEGO, JANUARY 15, 2002 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that it has entered into definitive purchase agreements for the sale of an aggregate of seven million shares of newly issued Common Stock to selected institutional and other accredited investors for gross proceeds of approximately $51.6 million. The purchase price was $7.37 per share. The transactions are expected to close by January 18, 2002. UBS Warburg LLC and Pacific Growth Equities, Inc. served as placement agents for these transactions.

The shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration. The Company has agreed to register these shares for resale. This press release does not constitute an offer of any securities for sale.

The Company intends to use net proceeds from this private placement for research and development, including clinical trials of the Company's product candidates, and for working capital and general corporate purposes.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases.

Statements made in this press release about La Jolla Pharmaceutical's sale of stock and plans regarding use of the net proceeds from the sale are forward-looking statements and are subject to a number of uncertainties that could cause actual events to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of La Jolla Pharmaceutical's patent portfolio. Interested parties are urged to review the risks detailed from time to time in La Jolla Pharmaceutical Company's Securities and Exchange Commission filings, including the report on Form 10-K as amended for the year ended December 31, 2000 and in Form 10-Q for the quarter ended September 30, 2001.